As filed with the Securities and Exchange Commission
                       January 31, 1997
                                        Registration Statement No. 33-57748


               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                 POST-EFFECTIVE AMENDMENT NO. 1
                               TO
                            FORM S-8
                     REGISTRATION STATEMENT
                Under the Securities Act of 1933

                   LAYNE CHRISTENSEN COMPANY
     (Exact name of registrant as specified in its charter)

                            Delaware
 (State or other jurisdiction of incorporation or organization)

                           48-0920712
              (I.R.S. Employer Identification No.)

1900 Shawnee Mission Parkway, Mission Woods, Kansas         66205
      (Address of Principal Executive Offices)           (Zip Code)


                   LAYNE CHRISTENSEN COMPANY
              DISTRICT INCENTIVE COMPENSATION PLAN
                      (Full title of plan)

           Kent B. Magill, Layne Christensen Company
   1900 Shawnee Mission Parkway, Mission Woods, Kansas 66205
            (Name and address of agent for service)

                         (913) 362-0510
 (Telephone number, including area code, of agent for service)

          Please send copies of all correspondence to:

                   Layne Christensen Company
                  1900 Shawnee Mission Parkway
                  Mission Woods, Kansas 66205
   Attn:  Kent B. Magill, Vice President and General Counsel
                         (913) 362-0510

                              NOTE

     The provisions of Rule 416 shall apply to this Registration
Statement and the number of shares registered on this Registration Statement automatically shall increase or decrease as a result of future stock splits, stock dividends or similar transactions.

                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents have been previously filed by Layne Christensen Company (the "Registrant") with the Securities and Exchange Commission (the "Commission") and are incorporated by reference into this Registration: (i) the quarterly reports on Form 10-Q for the quarters ended April 30, 1996, July 31, 1996, and October 31, 1996; (ii) the Annual Report on Form 10-K filed for the fiscal year ended January 31, 1996 and (iii) the description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A (File No. 0-20578), including any amendments or reports filed for the purpose of updating such description.

     Additionally, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date hereof and prior to the termination of the Layne Christensen Company District Incentive Compensation Plan or the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except that in no event shall any information included in any such document in response to Item 402(i), (k) or (l) of Regulation S-K be deemed to constitute a part of this Registration Statement. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration
Statement.

     ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

     ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the shares of the Registrant's common stock registered pursuant to this Registration Statement will be passed upon by Kent B. Magill, Vice President and General Counsel of the Registrant. As of January 31, 1997, Mr. Magill owned 17,361 shares of the Registrant's Common Stock and has been granted options exercisable with respect to an additional 62,117 shares of Registrant's Common Stock.

     ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) Section 145 of the General Corporation Law of Delaware (the "DGCL") gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, including expenses relating to liabilities under the Securities Act of 1933, as amended (the "Securities Act"), subject to specified conditions and exclusions, and gives a director or officer who successfully defends an action the right to be so indemnified, and authorizes the Registrant to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of the stockholders or otherwise.

     (b) The Registrant's Bylaws provide that the Registrant shall indemnify officers and directors of the Registrant to the fullest extent permitted by and in the manner permissible under the DGCL.

     (c) In accordance with Section 102(b)(7) of the DGCL, the Registrant's Restated Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the DGCL (unlawful payment of dividends) or
(4) transactions from which a director derives an improper personal benefit.

     (d) The Registrant has obtained directors and officers liability insurance for each of its directors and executive officers which (subject to certain limits and deductibles) (i) insures such persons against loss arising from certain claims made against them by reason of such persons being a director or officer, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due such persons for certain claims. Such insurance may provide coverage for certain matters as to which the Registrant may not be permitted by law to provide indemnification.

     (e) For information regarding the Registrant's undertaking to submit to adjudication, the issue of indemnification for violation of the securities laws, see "Undertakings," Item 9 hereof.

     ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

     ITEM 8.  EXHIBITS.

     A list of the exhibits included as part of this Registration
Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

     ITEM 9.  UNDERTAKINGS.

     A.  The undersigned Registrant hereby undertakes:

         1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by
                  Section 10(a)(3) of the securities Act of 1933.

             (ii) To reflect in the prospectus any facts or
                  events arising after the effective date
                  of this Registration Statement (or the
                  most recent post-effective amendment
                  thereof) which, individually or in the
                  aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective
                  Registration Statement.

            (iii) To include any material information with
                  respect to the plan of distribution not
                  previously disclosed in the Registration statement or any material change to such information in the Registration
                  Statement.

             Provided, however, that paragraphs (1)(i) and
             (1)(ii) do not apply if the information
             required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities

             Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mission Woods, State of Kansas, on January 31, 1997.

                                   LAYNE CHRISTENSEN COMPANY


                                   By: /s/ A. B. Schmitt
                                   Name:   A. B. Schmitt
                                   Title:  President and Chief
                                           Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Signature and Title                             Date


/s/ A. B. Schmitt                                   January 31, 1997
A. B. Schmitt
President, Chief Executive
Officer and Director
(Principal Executive Officer)


/s/ Jerry W. Fanska                                 January 31, 1997
Jerry W. Fanska
Vice President - Finance and Treasurer
(Principal Financial & Accounting Officer)


/s/ Robert J. Dineen                                January 31, 1997
Robert J. Dineen
Director


/s/ Edward A. Gilhuly                               January 31, 1997
Edward A. Gilhuly
Director


/s/ Donald K. Miller                                January 31, 1997
Donald K. Miller
Director

                     INDEX TO EXHIBITS

                                                              Sequentially
Exhibit No.    Description                                   Numbered Page

   4(a)      Specimen stock certificate (filed as                *<F1>
             Exhibit 4(1) to the Registrant's
             Registration Statement on Form S-1,
             S.E.C. File No. 33-48432, and
             incorporated herein by reference).

   4(b)      Restated Certificate of Incorporation               *<F1>
             of Layne Christensen Company (filed as
             Exhibit 3(1) to the Registrant's Annual
             Report on Form 10-K for the fiscal year
             ended January 31, 1996), and incorporated herein by reference.

   4(c)      Bylaws of Layne, Inc. (filed as Exhibit             *<F1>
             3(2) to the Registrant's Registration
             Statement on Form S-1, S.E.C. File No.
             33-48432), and incorporated herein by
             reference.

   4(d)      Layne Christensen Company District
             Incentive Compensation Plan.

   4(e)      Layne Christensen Company 1996 District
             Stock Option Plan.

   4(f)      Layne Christensen Company 1996 District
             Stock Option Agreement.

   5 Opinion of Kent B. Magill, Vice President and General Counsel, for the Registrant, with respect to the legality of Registrant's common stock registered hereby.

  23(a)      Consent of Registrant's Independent
             Accountants.

  23(b)      Consent of Kent B. Magill, the Registrant's
             Counsel (contained in the Opinion of Counsel filed as Exhibit 5).

[FN]
<F1>
* Incorporated herein by reference.